                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Archstone-Smith Trust:

     We consent to incorporation by reference in this Post-Effective Amendment No. 1 on Form S-3 to the registration statement on Form S-4 of Archstone-Smith Trust, of our audit reports dated January 30, 2001, except as to Note 16, which is as of February 28, 2001, relating to the balance sheets of Archstone Communities Trust as of December 31, 2000 and 1999, and the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule as of December 31, 2000, which reports appear in the December 31, 2000 annual report on Form 10-K of Archstone Communities Trust and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP


Chicago, Illinois
October 31, 2001